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                                                                    EXHIBIT 99.1

                                             NEWS RELEASE
                                             FOR IMMEDIATE RELEASE

                                             CONTACT:  MERILYN H. HERBERT
                                             VICE PRESIDENT, INVESTOR RELATIONS
                                             (615) 370-1377

                     PROVINCE HEALTHCARE ANNOUNCES A SECOND
                              ACQUISITION AGREEMENT

         Brentwood, Tennessee, June 25, 2001--Province Healthcare Company (Nasdaq: PRHC) today announced that the Company has reached agreement to acquire Ashland Regional Medical Center in Ashland, Pennsylvania. This is the second hospital acquisition agreement announced in 2001, and the transaction is expected to close in the third quarter of 2001. The Company now has two remaining Letters of Intent (LOI's) outstanding.

         Ashland Regional Medical Center is a 126-bed hospital with net revenues for its last fiscal year of approximately $21 million. Under the agreement, Province will pay approximately $4.0 million for the facility.

         Martin S. Rash, Chairman and Chief Executive Officer of Province Healthcare, commented, "Ashland Regional will be our first Pennsylvania hospital and is a typical Province acquisition. It is the only hospital in the community with a service area of approximately 65,000 residents. By bringing new services, updated facilities and additional highly qualified physicians to this community, we have the opportunity to make Ashland Regional the leading provider of quality healthcare in the area."

         Province Healthcare is a provider of health care services in attractive non-urban markets in the United States. The Company owns or leases 14 general acute care hospitals in nine states with a total of 1,358 licensed beds. The Company also provides management services to 38 primarily non-urban hospitals in 14 states with a total of 3,098 licensed beds.

         Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with general economic and business conditions, the effect of future governmental regulations, including the recently enacted Balanced Budget Act of 1997, changes in Medicare and Medicaid reimbursement levels, and the Company's ability to implement successfully its acquisition and development strategy and to obtain financing therefore. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained upon request from the Company.

CONTACT:  Merilyn H. Herbert, Province Healthcare Company (PRHC) at
          (615) 370-1377.